Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Media Relations
Investor Relations	Susan Neath
Bernie Hertel	Porter Novelli Life Sciences
Phone: (858) 410-3101	Phone: (858) 527-3486

Inovio Biomedical Closes $15.25 Million Equity Financing

SAN DIEGO, October 13, 2006 — Inovio Biomedical Corporation (AMEX:INO), a late stage developer of therapies for cancer and other applications using electroporation to deliver drugs and nucleic acids, announced today that the closing of the sale by Inovio Asia Pte Ltd., a majority-owned subsidiary in the Republic of Singapore, of 2,201,644 ordinary shares of Inovio Asia at $2.43 per share, resulting in cash proceeds to Inovio Asia, before offering expenses, of approximately $5.35 million.  These ordinary shares of Inovio Asia will be exchanged for shares of common stock and warrants to purchase 770,573 shares of common stock of Inovio Biomedical no later than three months from the closing date and may be exchanged earlier upon the occurrence of certain events.  Separately, Inovio Biomedical also completed the sale, directly to foreign institutional and accredited investors based primarily in Singapore, of 4,074,067 shares of the common stock of Inovio Biomedical at $2.43 per share and warrants to purchase 1,425,919 shares of common stock of Inovio Biomedical, resulting in cash proceeds to Inovio Biomedical of approximately $9.9 million before offering expenses.  The price per share of the Inovio Biomedical common stock issued upon completion of the direct financing and issuable upon the exchange of the ordinary shares of Inovio Asia represents a premium of approximately 105% to the closing price of Inovio Biomedical’s common stock on September 15, 2006, the date of execution of the definitive sale agreements.  The warrants issued in the direct financing by Inovio Biomedical, and the warrants issuable in the exchange by Inovio Biomedical will be, exercisable at an exercise price of $2.87 per share for five years.

In addition to the securities being sold for cash in the above transactions, pursuant to existing participation rights applicable to Inovio Biomedical’s new equity financings, Inovio Biomedical issued and exchanged 479,722 shares of its common stock and five-year warrants to purchase 167,902 shares of its common stock, on the same terms as the direct financing, to certain institutional holders of Inovio Biomedical’s outstanding Series C Cumulative Convertible Preferred Stock in exchange for their Preferred Stock.

The ordinary shares of Inovio Asia, and the securities of Inovio Biomedical exchangeable for the Inovio Asia ordinary shares and issued by Inovio Biomedical in exchange for its outstanding Preferred Stock, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any jurisdiction, and may not be offered or sold in the United States absent registration or exemption from registration requirements.

The securities sold directly by Inovio Biomedical for cash were offered and sold pursuant to a prospectus supplement to our registration statement on Form S-3 (File No. 333-134084), including a base prospectus dated May 25, 2006, registering up to $75,000,000 of our equity securities and the offering thereof from time to time in accordance with Rule 415 under the Securities Act, which incorporates by reference documents which registrant has filed or will file in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

This press release does, and shall, not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction (foreign or in the U.S.) in which such offer, solicitation or sale would be unlawful or prior to registration (if not heretofore registered) or qualification under the securities laws of any such state or jurisdiction.

11494 Sorrento Valley Road • San Diego, California 92121-1318

Telephone: (858) 597-6006 • Fax: (858) 597-0119 • Email: investor.relations@inovio.com

About Inovio Biomedical Corporation

Inovio Biomedical Corporation is a late stage biomedical company focused on commercializing its proprietary Selective Electrochemical Tumor Ablation (SECTA) therapy. SECTA is designed to target a significant unmet clinical need: providing a local treatment for solid tumors, with selective killing of cancer cells while preserving surrounding healthy tissue. Inovio is moving its lead product, the MedPulser®, through pre-marketing studies for head and neck cancer and skin cancers in Europe, where it has CE Mark accreditation, a U.S. Phase III pivotal study for head and neck cancer, and a Phase I trial for breast cancer. Merck, Vical, University of Southampton, and H. Lee Moffitt Cancer Center are conducting clinical studies of novel gene-based therapeutics delivered using Inovio’s electroporation-based technology. Inovio is a leader in developing human therapeutic applications of electroporation, with the industry’s most extensive patent portfolio covering in vivo electroporation. More information is available at www.inovio.com.

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This press release contains certain forward-looking statements relating to our plans to develop our electroporation drug and gene delivery technology. Actual events or results may differ from our expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs (including, but not limited to, the fact that pre-clinical results referenced in this release may not be indicative of results achievable from testing in humans),  the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of Inovio’s technology as a delivery mechanism, the availability or potential availability of alternative therapies or treatments for the conditions targeted by Inovio or its collaborators , including alternatives that may be more efficacious or cost-effective than any therapy or treatment that Inovio and its collaborators hope to develop, evaluation of potential opportunities, issues involving patents and whether they or licenses to them will provide Inovio with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether Inovio can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, and other factors set forth in the our Annual Report on Form 10-K for the year ended December 31, 2005, our Form 10-Q for the six months ended June 30, 2006, and other regulatory filings. There can be no assurance that any product in our product pipeline will be successfully developed or manufactured, or that final results of clinical studies will be supportive of regulatory approvals required to market licensed products.